Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-24971, No. 333-55062, No. 333-125857, No. 333-149872, No. 333-174662, No. 333-215241, and No. 333-231427) on Form S-8 of Regency Centers Corporation of our report dated June 25, 2019 with respect to the financial statements and supplemental schedule of Regency Centers 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K as of December 31, 2018 and 2017 and for the year ended December 31, 2018.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

June 25, 2019